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                                                                   EXHIBIT 23.1

The Board of Directors
American Software, Inc.:

  We consent to incorporation by reference in the registration statements (Nos. 333-14309 and 33-55214 on Form S-8 and No. 33-79640 on Form S-3) of
American Software, Inc. of our reports dated June 19, 1998, relating to the consolidated balance sheets of American Software, Inc. and subsidiaries as of April 30, 1998, and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended April 30, 1998, and related schedule, which reports appear in the April 30, 1998, annual report on Form 10-K of American Software, Inc.

                                          /s/ KPMG Peat Marwick LLP

Atlanta, Georgia
July 24, 1998